Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willow Financial Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-87214, 333-110464 and 333-128185) on Forms S-8 of Willow Financial Bancorp, Inc. and subsidiary (the Company) of our reports dated September 15, 2008, with respect to the consolidated statements of financial position of the Company as of June 30, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 annual report on Form 10-K of the Company.

Our report dated September 15, 2008, on the effectiveness of internal control over financial reporting as of June 30, 2008, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of June 30, 2008 because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that a material weakness has been identified in the areas of effective review and analysis of financial statement account reconciliations and journal entries and their impact on financial reporting matters.

KPMG LLP

Philadelphia, Pennsylvania

September 15, 2008